Exhibit 99.1

Investor Contact: Catalent, Inc. Paul Surdez 732-537-6325 investors@catalent.com

Catalent, Inc. Reports Second Quarter Fiscal 2022 Results
•Q2'22 net revenue of $1.22 billion increased 34% as reported, or 35% in constant currency, compared to Q2'21. Organic, constant-currency net revenue grew 32%, compared to Q2'21.
•Q2'22 net earnings of $97 million.
•Q2'22 Adjusted EBITDA(1) of $310 million increased 39% as reported and in constant currency, compared to Q2'21.
•Increasing and tightening guidance to reflect projected net revenue growth of 19-22% and Adjusted EBITDA growth of 23-27%, compared to previous projected net revenue growth of 16-21% and Adjusted EBITDA growth of 20-27%.

Somerset, N.J. - February 1, 2022 -- Catalent, Inc. (NYSE: CTLT), the global leader in enabling pharma, biotech, and consumer health partners to optimize development, launch, and supply of better patient treatments across multiple modalities, today announced financial results for the second quarter of fiscal 2022, which ended December 31, 2021.
“Our second quarter results demonstrated steady momentum across our businesses, and we expect favorable market dynamics will continue to fuel long-term growth. Consequently, we recently announced fiscal 2026 financial targets that include projections of more than $7.5 billion of net annual revenue and margin expansion, driven by our expectation for continued organic growth and additional acquisitions. As we execute on our strategy over the next four years, we will continue to anticipate and meet our customers’ needs, and accelerate innovations, to serve patients around the world,” said John Chiminski, Chair and Chief Executive Officer of Catalent, Inc.
Second Quarter 2022 Consolidated Results
Net revenue of $1.22 billion increased 34% as reported, or 35% in constant currency, from the $911 million reported for the second quarter a year ago. Overall organic net revenue growth (i.e., excluding the effect of acquisitions, divestitures, and currency translation) was 32%.
After accounting for the net earnings attributable to holders of Catalent’s formerly outstanding Series A convertible preferred stock, net earnings attributable to common shareholders were $93 million, or $0.53 per basic and $0.52 per diluted share, compared to net earnings attributable to common shareholders of $77 million, or $0.46 per basic share, $0.45 per diluted share, in the second quarter a year ago.

EBITDA from operations(1) was $245 million, an increase of $39 million from $206 million in the second quarter a year ago. Second quarter fiscal 2022 Adjusted EBITDA(1) was $310 million, or 25.4% of net revenue, compared to $224 million, or 24.5% of net revenue, in the second quarter a year ago. This represents an increase of 39% as reported and on a constant-currency basis.
Adjusted Net Income(1) was $163 million, or $0.90 per diluted share, compared to Adjusted Net Income of $114 million, or $0.63 per diluted share, in the second quarter a year ago.
Second Quarter 2022 Segment Review

(Dollars in millions)	Three Months Ended December 31,		Constant Currency
	2021	2020	Change %
Biologics
Net revenue	$638	$404	60%
Segment EBITDA	197	136	47%
Segment EBITDA margin	30.9%	33.5%
Softgel and Oral Technologies
Net revenue	329	247	36%
Segment EBITDA	78	46	73%
Segment EBITDA margin	23.6%	18.5%
Oral and Specialty Delivery
Net revenue	156	170	(8)%
Segment EBITDA	44	44	—%
Segment EBITDA margin	28.2%	26.0%
Clinical Supply Services
Net revenue	99	93	7%
Segment EBITDA	27	25	9%
Segment EBITDA margin	27.4%	27.1%
Inter-segment revenue elimination	(5)	(3)	(61)%
Unallocated costs	(101)	(45)	(130)%
Combined totals
Net revenue	$1,217	$911	35%

EBITDA from operations	$245	$206	20%
(1) See "Non-GAAP Financial Measures" below and the GAAP to non-GAAP reconciliation provided later in this release.

Biologics segment	2021 vs. 2020		2021 vs. 2020
Year-Over-Year Change	Three Months Ended December 31,		Six Months Ended December 31,
	Net Revenue	Segment EBITDA	Net Revenue	Segment EBITDA
Organic	59%	48%	52%	51%
Impact of acquisitions	1%	(1)%	—%	(1)%
Constant currency change	60%	47%	52%	50%
Foreign exchange translation impact on reporting	(2)%	(2)%	—%	—%
Total % change	58%	45%	52%	50%

Softgel and Oral Technologies segment	2021 vs. 2020		2021 vs. 2020
Year-Over-Year Change	Three Months Ended December 31,		Six Months Ended December 31,
	Net Revenue	Segment EBITDA	Net Revenue	Segment EBITDA
Organic	14%	43%	12%	28%
Impact of acquisitions	22%	30%	11%	16%
Constant currency change	36%	73%	23%	44%
Foreign currency translation impact on reporting	(3)%	(3)%	(1)%	(2)%
Total % change	33%	70%	22%	42%

Oral and Specialty Delivery segment	2021 vs. 2020		2021 vs. 2020
Year-Over-Year Change	Three Months Ended December 31,		Six Months Ended December 31,
	Net Revenue	Segment EBITDA	Net Revenue	Segment EBITDA
Organic	5%	24%	4%	50%
Impact of acquisitions	2%	(7)%	1%	(12)%
Impact of divestitures	(15)%	(17)%	(14)%	(23)%
Constant currency change	(8)%	—%	(9)%	15%
Foreign currency translation impact on reporting	—%	—%	1%	3%
Total % change	(8)%	—%	(8)%	18%

Clinical Supply Services segment	2021 vs. 2020		2021 vs. 2020
Year-Over-Year Change	Three Months Ended December 31,		Six Months Ended December 31,
	Net Revenue	Segment EBITDA	Net Revenue	Segment EBITDA
Organic	7%	9%	5%	5%
Constant currency change	7%	9%	5%	5%
Foreign currency translation impact on reporting	—%	(1)%	—%	1%
Total % change	7%	8%	5%	6%

Segment Net Revenue as a % of Total Net Revenue

	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Biologics	52%	53%	50%	52%	44%
Softgel and Oral Technologies	27%	24%	25%	23%	27%
Oral and Specialty Delivery	13%	14%	16%	16%	19%
Clinical Supply Services	8%	9%	9%	9%	10%
Net Revenue	100%	100%	100%	100%	100%
Balance Sheet and Liquidity
As of December 31, 2021, Catalent had $4.22 billion in total debt, and $3.31 billion in total debt net of cash, cash equivalents, and marketable securities, compared to $2.29 billion in total net debt as of September 30, 2021. The current debt structure does not include any significant maturity until 2027.
Catalent’s net leverage ratio(1) as of December 31, 2021 was 2.8x, compared to a proforma calculation of 3.0x at September 30, 2021 (which incorporates the issuance of debt on September 29 and Bettera acquisition on October 1) and 2.6x at December 31, 2020.
Fiscal Year 2022 Outlook

	Previous Guidance	Updated Guidance
Net revenue	$4,620 million - $4,820 million	$4,740 million - $4,860 million
Adjusted EBITDA	$1,225 million - $1,295 million	$1,250 million - $1,300 million
Adjusted net income	$630 million - $695 million	$650 million - $700 million
Weighted average shares outstanding - diluted	181 million - 183 million	181 million - 183 million

Earnings Webcast
The Company’s management will host a webcast to discuss the results at 8:15 a.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.
About Catalent, Inc.
Catalent, Inc. (NYSE: CTLT), an S&P 500® company, is the global leader in enabling pharma, biotech, and consumer health partners to optimize product development, launch, and full life-cycle supply for patients around the world.

With broad and deep scale and expertise in development sciences, delivery technologies, and multi-modality manufacturing, Catalent is the industry’s preferred partner for personalized medicines, consumer health brand extensions, and blockbuster drugs. Catalent helps accelerate over 1,000 partner programs and launch over 150 new products every year. Its flexible manufacturing platforms at over 50 global sites supply over 70 billion doses of more than 7,000 products to over 1,000 customers annually.

Catalent’s expert workforce exceeds 17,000, including more than 2,500 scientists and technicians. Headquartered in Somerset, New Jersey, the company generated $4 billion in revenue in its 2021 fiscal year. For more information, visit www.catalent.com.
(1) See "Non-GAAP Financial Measures" below and the GAAP to non-GAAP reconciliation provided later in this release.
Non-GAAP Financial Measures

Use of EBITDA from operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA
Management measures operating performance based on consolidated earnings from operations before interest expense, expense (benefit) for income taxes, and depreciation and amortization, adjusted for the income or loss attributable to non-controlling interests (“EBITDA from operations”). EBITDA from operations is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations.
Catalent believes that the presentation of EBITDA from operations enhances an investor’s understanding of its financial performance. Catalent believes this measure is a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.
In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. Catalent believes that EBITDA from operations will provide investors with a useful tool for assessing the comparability between periods of Catalent's ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. Catalent presents EBITDA from operations in order to provide supplemental information that it considers relevant for the readers of its consolidated financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Catalent’s definition of EBITDA from operations may not be the same as similarly titled measures used by other companies.
Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income) expense, impairments, restructuring costs, interest expense, income tax expense (benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under Catalent’s credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, Catalent’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Management also measures operating performance based on Adjusted Net Income and Adjusted Net Income per share. Adjusted Net Income is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. Catalent believes that the presentation of Adjusted Net Income and Adjusted Net Income per share enhances an investor’s understanding of its financial performance. Catalent believes these measures are a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and Catalent uses these measures for business planning purposes. Catalent defines Adjusted Net Income as net earnings adjusted for amortization attributable to purchase accounting and adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects of such cash and non-cash items. Catalent believes that Adjusted Net Income and Adjusted Net Income per share provides investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. Catalent’s definition of Adjusted Net Income may not be the same as similarly titled measures used by other companies.

The most directly comparable U.S. GAAP measure to EBITDA from operations, Adjusted EBITDA and Adjusted Net Income is net earnings. Included in this release is a reconciliation of net earnings to EBITDA from operations, Adjusted EBITDA and Adjusted Net Income.
Catalent does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable U.S. GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting, and analyzing future periods, Catalent does so primarily on a non-GAAP basis without preparing a U.S. GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on Catalent’s future hiring and retention needs, as well as the future fair market value of its common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, Catalent does not believe that a U.S. GAAP reconciliation would provide meaningful supplemental information about its outlook.
Use of Constant Currency
As changes in exchange rates are an important factor in understanding period-to-period comparisons, Catalent believes the presentation of results on a constant-currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. Catalent uses results on a constant-currency basis as one measure to evaluate its performance. Catalent calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. Catalent generally refers to such amounts calculated on a constant-currency basis as excluding the impact of foreign exchange or being on a constant-currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant-currency basis, as Catalent presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.
Forward-Looking Statements
This release contains both historical and forward-looking statements. All statements other than statements of historical fact, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “predict,” “hope,” “foresee,” “likely,” “may,” “could,” “target,” “will,” “would,” or other words or phrases with similar meanings. Similarly, statements that describe Catalent’s objectives, plans, or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent’s expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: the current or future effects of the COVID-19 pandemic or any global health developments on Catalent's or its customers' or suppliers' businesses; participation in a highly competitive market and increased competition that may adversely affect Catalent’s business; demand for its offerings, which depends in part on its customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect Catalent’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on Catalent’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to Catalent’s operations; inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products Catalent manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar against other currencies; adverse tax legislative or regulatory initiatives or challenges or adjustments to Catalent’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisition, or other transaction that may complement or expand its business or divest of non-strategic businesses or assets and difficulties in successfully integrating acquired businesses and realizing anticipated benefits of such acquisitions; risks associated with timely and successfully completing, and correctly anticipating the future demand predicted for, capital expansion projects at existing facilities; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health, and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations or labor difficulties, which could increase costs or result in operational disruptions; additional cash contributions required to fund Catalent’s existing pension plans; substantial leverage that may limit its ability to raise additional capital to fund operations and react to changes in the economy or in the industry; and exposure to interest-rate risk to the extent of its variable-rate debt preventing it from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in Catalent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed August 30, 2021. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc.
Consolidated Statements of Operations
(Unaudited; dollars and shares in millions, except per share data)

	Three Months Ended December 31,		FX Impact	Constant Currency Increase (Decrease)
	2021	2020		Change $	Change %
Net revenue	$1,217	$911	$(13)	$319	35%
Cost of sales	812	613	(8)	207	34%
Gross margin	405	298	(5)	112	38%
Selling, general, and administrative expenses	228	165	(1)	64	38%
Other operating expense	16	6	(1)	11	185%
Operating earnings	161	127	(3)	37	30%
Interest expense, net	32	26	—	6	24%
Other expense (income), net	14	(8)	(2)	24	(292)%
Earnings before income taxes	115	109	(1)	7	6%
Income tax expense (benefit)	18	21	—	(3)	(14)%
Net earnings	$97	$88	$(1)	$10	11%
Less: Net earnings attributable to preferred shareholders	(4)	(11)
Net earnings attributable to common shareholders	$93	$77

Weighted average shares outstanding - basic	175	167
Weighted average shares outstanding - diluted	177	169

Earnings per share:
Basic
Net earnings	$0.53	$0.46
Diluted
Net earnings	$0.52	$0.45

Catalent, Inc.
Consolidated Statements of Operations
(Unaudited; dollars and shares in millions, except per share data)

	Six Months Ended December 31,		FX impact	Constant Currency Increase (Decrease)
	2021	2020		Change $	Change %
Net revenue	$2,242	$1,757	$(6)	$491	28%
Cost of sales	1,513	1,210	(4)	307	25%
Gross margin	729	547	(2)	184	34%
Selling, general and administrative expenses	411	330	—	81	24%
Gain on sale of subsidiary	(1)	—	—	(1)	*
Other operating expense	20	9	(1)	12	138%
Operating earnings	299	208	(1)	92	44%
Interest expense, net	58	51	1	6	12%
Other expense (income), net	23	(19)	(1)	43	(223)%
Earnings before taxes	218	176	(1)	43	24%
Income tax expense	28	5	—	23	400%
Net earnings	$190	$171	$(1)	$20	11%
Less: Net earnings attributable to preferred shareholders	(13)	(26)
Net earnings attributable to common shareholders	$177	$145

Weighted average shares outstanding - basic	173	166
Weighted average shares outstanding - diluted	175	168

Earnings per share:
Basic
Net earnings	$1.02	$0.88
Diluted
Net earnings	$1.01	$0.87

Catalent, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; dollars in millions)

	December 31, 2021	June 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$849	$896
Trade receivables, net	871	1,012
Inventories	688	563
Prepaid expenses and other	500	376
Marketable securities	66	71
Total current assets	2,974	2,918
Property, plant, and equipment, net	2,727	2,524
Other non-current assets, including intangible assets	4,502	3,670
Total assets	$10,203	$9,112

LIABILITIES, REDEEMABLE PREFERRED STOCK, AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$29	$75
Accounts payable	363	385
Other accrued liabilities	653	736
Total current liabilities	1,045	1,196
Long-term obligations, less current portion	4,191	3,166
Other non-current liabilities	486	476
Redeemable preferred stock	—	359
Total shareholders' equity	4,481	3,915
Total liabilities, redeemable preferred stock, and shareholders' equity	$10,203	$9,112

Catalent, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	Six Months Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$232	$224
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, equipment, and other productive assets	(277)	(339)
Proceeds from maturity of marketable securities	4	—
Settlement on sale of subsidiaries, net	(3)	—
Payment for acquisitions, net of cash acquired	(1,020)	(14)
Payments for investments	(3)	(1)
Net cash used in investing activities	(1,299)	(354)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	1,100	2
Payments related to long-term obligations	(64)	(55)
Financing fees paid	(15)	—
Dividends paid	(4)	(13)
Proceeds from sale of common stock, net	—	82
Cash paid, in lieu of equity, for tax withholding obligations	(9)	(27)
Exercise of stock options	19	—
Other financing activities	6	4
Net cash provided by (used in) financing activities	1,033	(7)
Effect of foreign currency exchange on cash and cash equivalents	(13)	17
NET DECREASE IN CASH AND CASH EQUIVALENTS	(47)	(120)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	896	953
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$849	$833

Catalent, Inc.
Reconciliation of Net Earnings to EBITDA from Operations and Adjusted EBITDA*
(Unaudited; dollars in millions)

	Three months ended
	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021
Net earnings	$88	$232	$182	$93	$97
Interest expense, net	26	27	32	26	32
Income tax expense	21	85	39	10	18
Depreciation and amortization	71	76	73	81	98
EBITDA from operations	206	420	326	210	245
Stock-based compensation	11	8	13	21	11
Impairment charges and (gain) loss on sale of assets	1	5	1	3	16
Financing-related expenses	—	17	1	4	—
Restructuring costs	5	3	1	1	1
Acquisition, integration, and other special items	9	1	7	7	22
(Gain) loss on sale of subsidiary	—	(184)	2	(1)	—
Foreign exchange (gain) loss	(2)	4	(2)	9	15
Other adjustments	(6)	—	(1)	(2)	—
Adjusted EBITDA	$224	$274	$348	$252	$310
Favorable (unfavorable) FX impact					(1)
Adjusted EBITDA at constant currency					$311

* Refer to Catalent's description of non-GAAP measures, including EBITDA from operations and Adjusted EBITDA as referenced above.

Catalent, Inc.
Reconciliation of Net Earnings to Adjusted Net Income*
(Unaudited; dollars in millions, except per share data)

	Three months ended
	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021
Net earnings	$88	$232	$182	$93	$97
Amortization (1)	23	23	24	23	34
Stock-based compensation	11	8	13	21	11
Impairment charges and (gain) loss on sale of assets (2)	1	5	1	3	16
Financing-related expenses	—	17	1	4	—
Restructuring costs	5	3	1	1	1
Acquisition, integration, and other special items	9	1	7	7	22
(Gain) loss on sale of subsidiary (3)	—	(184)	2	(1)	—
Foreign exchange (gain) loss	(2)	4	(2)	9	15
Other adjustments (4)	(6)	—	(1)	(2)	—
Estimated tax effect of adjustments (5)	(11)	(17)	40	(15)	(24)
Discrete income tax (benefit) expense items (6)	(4)	56	(59)	(15)	(9)
Adjusted net income (ANI)	$114	$148	$209	$128	$163

Weighted average shares outstanding - basic	167				175
Weighted average shares outstanding - diluted	169				177

Earnings per share:
Net earnings per share - basic	$0.46				$0.53
Net earnings per share - diluted	$0.45				$0.52

ANI per share:
ANI per share - basic	$0.68				$0.93
ANI per share - diluted (7)	$0.63				$0.90

* Refer to Catalent's description of non-GAAP measures, including Adjusted Net Income as referenced above.

(1) Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2) For the three months ended December 31, 2021, represents $16 million in fixed asset impairment charges primarily associated with a product in our respiratory and specialty platform.

(3) Represents the (gain) loss on sale of subsidiary associated with the 2021 divestiture of its former blow-fill-seal business.

(4) Represents unrealized gains related to the fair value of the derivative liability associated with Catalent's formerly outstanding Series A convertible preferred stock.

(5) The tax effect of adjustments to Adjusted Net Income is computed by applying the statutory tax rate in the jurisdictions to the income or expense items that are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.

(6) Discrete period income tax expense (benefit) items are unusual or infrequently occurring items, primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior-year tax position, deferred tax impact of changes in tax law, and purchase accounting.
(7) For the three months ended December 31, 2021, represents Adjusted Net Income divided by the weighted average sum of (a) the number of shares of Common Stock outstanding, plus (b) the number of shares of Common Stock that would be issued assuming exercise or vesting of all potentially dilutive instruments. For the three months ended December 31, 2020, represents Adjusted Net Income divided by the weighted average sum of (a) the number of shares of Common Stock outstanding, plus (b) the number of shares of Common Stock that would be issued assuming exercise or vesting of all potentially dilutive instruments, plus (c) the number of shares of Common Stock equivalent to the shares of Series A Preferred Stock outstanding under the "if-converted" method. For the three months ended December 31, 2021 and 2020, the weighted average was 181 million and 180 million, respectively.

Catalent, Inc.
Reconciliation of Segment EBITDA to Net Earnings
(Unaudited; dollars in millions, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2021	2020	2021	2020
Biologics	$197	$136	$363	$242
Softgel and Oral Technologies	78	46	119	83
Oral and Specialty Delivery	44	44	77	66
Clinical Supply Services	27	25	53	50
Sub-Total	$346	$251	$612	$441
Reconciling items to net earnings
Unallocated costs (1)	(101)	(45)	(157)	(74)
Depreciation and amortization	(98)	(71)	(179)	(140)
Interest expense, net	(32)	(26)	(58)	(51)
Income tax expense	(18)	(21)	(28)	(5)
Net earnings	$97	$88	$190	$171
(1) Unallocated costs include restructuring and special items, stock-based compensation, impairment charges, gain on sale of subsidiary, certain other corporate directed costs, and other costs that are not allocated to the segments.

Catalent, Inc.
Calculation of Net Leverage Ratio
(Unaudited; dollars in millions)

	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021 Pro Forma (2)	December 31, 2021
Total Secured Debt	$925	$992	$989	$1,435	$1,431
Total Unsecured Debt	2,131	2,231	2,252	2,869	2,789
Total Debt	3,056	3,223	3,241	4,304	4,220
Cash and Cash Equivalents	833	988	896	971	849
Marketable Securities	—	75	71	50	66
Total Net Debt	2,223	2,160	2,274	3,283	3,305
Adjusted EBITDA
Q3 2020	185
Q4 2020	268	268
Q1 2021	174	174	174
Q2 2021	224	224	224	224
Q3 2021		274	274	274	274
Q4 2021			348	348	348
Q1 2022				252	252
Q2 2022					310
LTM Adjusted EBITDA	$851	$940	$1,020	$1,098	$1,184
Net Sr. Secured Debt / Adj. EBITDA	0.1x	n.a.[1]	0.0x	0.4x	0.4x
Net Debt / Adj. EBITDA	2.6x	2.3x	2.2x	3.0x	2.8x
1 The sum of cash and cash equivalents plus marketable securities exceeds total secured debt.
2 Assumes Bettera acquisition closed on September 30, 2021.